Exhibit 10.34

FOUNDRY AGREEMENT

**** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, and the Commission’s rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.****

Exhibit 10.34

Redacted Version

Foundry Agreement

Recital : Fujitsu Limited (“FJ”) and Spansion Japan Limited (“SPANSION”) shall enter into this Foundry Agreement (“Agreement”) under which Spansion engages in foundry activity with FJ for the manufacture of FJ products for FJ for its sale of such products to its customers and which shall supercede certain Foundry Agreement between the parties dated December 31, 2003.

Article 1 (General Terms)

This Agreement controls and governs any and all individual sales contracts executed between FJ and SPANSION.

Article 2 (Foundry Products)

Exhibit A attached hereto shows the FJ’s Flash embedded Microcontroller unit products which SPANSION manufactures for FJ under this Agreement. Any change to FJ products shall be made by the mutual written agreement between the parties. Any evaluation for new FJ products shall be carried out in accordance with Article 3.6 below.

Article 3 (Technical Information / Process Establishment)

1.	FJ and SPANSION shall discuss and agree on the set of specifications including the following specifications required with respect to manufacturing FJ products at SPANSION. SPANSION ‘s original specification may be utilized if it is approved by FJ.

(1)	Wafer process Specification (Process Flow, PCM / SLM Specification)

(2)	Monitor (WET) test Program and specification for FJ products

(3)	Packing specification for FJ products

(4)	Purchase Specifications for FJ products.

(5)	Engineering Change Notice (ECN) Procedure

(6)	Other specifications to be mutually agreed upon by the parties

2.	In case either party finds that there needs any change or addition to the agreed specifications, such party shall notify the other party in wiring of such change and obtain the other party’s written approval in advance.

3.	Based on the agreed specifications set forth in Article 3.1 above, SPANSION shall establish a certain manufacturing process, fabricate samples of FJ products with such manufacturing process and deliver such samples to FJ in accordance with the Qualification Plan to be agreed upon between the parties.

4.	FJ shall evaluate the samples provided by SPANSION in accordance with the Qualification Plan. If FJ determines that such samples meet the specifications for the FJ products and satisfy the quality requirements of FJ, FJ shall notify SPANSION in writing of such determination. Such written notice shall serve the official notification that the manufacturing process established and FJ Products produced at SPANSION is fully qualified by FJ and SPANSION (such manufacturing process shall be referred to as “Qualified Process”).

5.	In case FJ requests SPANSION to produce FJ products before such products are qualified by FJ, the required terms and conditions on FJ products and on SPANSION process shall be discussed and determined by both parties in good faith.

6.	In case it is agreed between FJ and SPANSION to add new products to Exhibit A in accordance with Article 2 of this Agreement, FJ and SPANSION shall agree on the specifications described in Article 3.1 above for such new product. FJ and SPANSION shall further agree on the qualification plan for such new product pursuant to Article 3.3, according to which evaluation shall be performed by FJ and SPANSION.

7.	Unless otherwise agreed upon between the parties, the responsible party on the cost incurred in performing the work stipulated in the Qualification Plan agreed by both parties shall be determined by following description.

(1)	FJ shall bear the cost for both of Engineering Lot and Qualification required by FJ.

(2)	SPANSION shall bear the cost for both of Engineering Lot and Qualification required by SPANSION’s own reason for increasing the production capability.

(3)	FJ shall bear the cost for both of Engineering Lot and Qualification required for the correction of the failure caused by the reason of the product designing.

(4)	SPANSION shall bear the cost for both Engineering Lot and Qualification required for the correction of the failure caused by the reason of other than product designing / testing / assembling

(5)	SPANSION shall bear the cost of Engineering Lot for die yield improvement, and the parties shall discuss who should bear the cost for the evaluations and others. SPANSION shall perform yield improvement activities to improve its quality.

(6)	The parties shall discuss who should bear the cost required to investigate any low yield or failures due to the cause attributable to SPANSION’s manufacturing process.

Article 4 (Manufacturing)

1.	Upon the successful establishment of Qualified Process, SPANSION shall manufacture FJ products utilizing the Qualified Process for FJ on a foundry basis. Even if the qualification is not completed, FJ may ask SPANSION to manufacture FJ products for FJ utilizing the pre-Qualified Process on a risk start basis on the terms and conditions to be negotiated between the parties.

2.	SPANSION shall make best efforts to establish a production capability for FJ in accordance with the schedule to be agreed upon by the parties.

3.	FJ shall bear the cost of the first one set of masks, probe card for WET and WLR for SPANSION to produce FJ products for FJ.

4.	Unless otherwise specifically provided herein, SPANSION shall, at its own responsibility and cost, purchase or procure raw or indirect materials or labor including any supplementary masks or probe cards for wear-out or breakage required by it to manufacture FJ products under this Agreement.

5.	Under the mutual agreement of both parties, FJ shall directly provide SPANSION with technical assistance required by SPANSION to manufacture FJ products for FJ.

6.	SPANSION shall manufacture FJ products only at SPANSION, and shall not have any third party manufacturer for SPANSION without obtaining prior written consent of FJ.

7.	SPANSION shall periodically provide FJ with the information and data, which are (1) Shipping data, (2) WIP data, (3) Inline date, (4) WET data, and so on, related to Production and Quality, in a timely manner in the format and means to be agreed upon between the parties.

8.	SPANSION shall not supply FJ products to any third party or use those process flows for any purpose other than those permitted under this Agreement or shall not use the Qualified Process to produce products for its own or for any third party.

Article 5 (Dispatch of SPANSION Engineers)

1.	SPANSION may send its employees to FJ temporarily for engineering support of this foundry manufacturing, when FJ requested and both parties agreed to do so.

2.	SPANSION shall be responsible for causing its engineers or employees to comply with the working rules and security instructions designated by FJ.

3.	SPANSION shall bear all the cost incurred for such engineers or employees such as transportation fee, living expenses, wages, welfare and other allowances or expenses.

4.	FJ shall provide such SPANSION’s engineers and employees with appropriate working environment.

Article 6 (Production Plans)

1.	FJ shall, at its quarterly production planning, provide SPANSION with the demand forecast for the following 6 quarters, and SPANSION shall, within three (3) working days, provide FJ the capacity allocation plan for the following 6 quarters.

2.	FJ shall provide SPANSION with the monthly rolling demand forecast based on wafer output basis for the following 6 months including then-current month by 5th of every month by each product basis. FJ shall commit the demand for the following 3 months as placing purchase order on SPANSION. From the 4th to 6th months of the forecast, the demand shall be treated as only the forecast, and FJ shall not have any obligation to placing purchase order on SPANSION.

3.	The production cycle time at SPANSION shall be as shown in Exhibit B.

****.

Article 7 (Pricing)

Sales price for each FJ Product between FJ and SPANSION shall be determined on wafer basis. Exhibit C attached hereto shows the mutually agreed sales price. The prices shall be discussed and determined by both parties on a quarterly basis. Sales price shall be the wafer price with completing WET, without the fee for sort testing.

****

Article 8 (Agreed Die Yield)

FJ and SPANSION shall discuss and determine the Agreed Die Yield, which shall be achieved and the achievable die yield, on each FJ product. The initial Agreed Die Yield shall be discussed and be mutually agreed based on the result of sort testing for **** wafers of each FJ product. The Agreed Die Yield shall be revised and mutually agreed quarterly based on the actual yield.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated September 19, 2005.

Article 9 (Acceptance Yield)

FJ shall be able to refuse the acceptance of products, which can not achieve the yield **** of each product. Such product shall be returned from FJ to SPANSION, and the amount of such product shall be refund from SPANSION to FJ.

Article 10 (Individual sales contract)

1.	FJ shall place a purchase order with SPANSION for FJ products for the quantity on the Production Plan for the three month in consideration of the agreed production cycle. Individual sales contracts shall be deemed executed upon SPANSION’s acceptance of FJ’s purchase order. No notice of rejection by SPANSION within seven (7) working days after SPANSION’s receipt of such purchase orders shall be deemed accepted by SPANSION. It is agreed by the parties that the minimum wafer quantity per one lot shall be 25 wafers, and the minimum wafer quantity per one lot for trial lot shall be discussed and agreed by both parties.

2.	The purchase order shall specify the purchase order number, part number, quantity, unit price, total amount, delivery schedule and any items to be agreed upon between the parties.

3.	SPANSION shall provide FJ with its committed delivery date within three (3) days after its receipt of the purchaser orders from FJ.

Article 11 (Delivery)

1.	SPANSION shall deliver FJ products which meet the WET Specifications and other specifications set forth in Purchase Specifications.

2.	SPANSION shall pack the FJ products in accordance with the packing specifications to be agreed upon between the parties.

3.	SPANSION shall update weekly delivery schedule of FJ products and provide this to FJ in writing.

4.	SPANSION shall deliver the FJ products to FJ at the warehouse designated by FJ in accordance with the schedule agreed in the Production Plan and the any updated weekly delivery schedule together with a delivery document designated by FJ or any equivalent form of SPANSION acceptable for FJ. FJ shall receive the shipments and give a written receipt thereof to SPANSION. SPANSION shall bear the cost for the packing, freight and insurance of FJ products to FJ.

5.	In case SPANSION may not be able to deliver the FJ products in time for the agreed production plan or updated weekly delivery schedule, SPANSION shall notify FJ in writing of any potential delay together with further updated weekly updated schedule and wafer starts schedule for such FJ products.

Article 12 (Transfer of ownership)

The title to or ownership of FJ products shall pass to FJ upon the shipment from SPANSION.

Article 13 (Acceptance testing)

Within seven (7) working days after receipt of shipments by SPANSION, FJ shall perform acceptance testing on the shipments in accordance with the inspection criteria and means to be agreed upon between the parties. FJ shall notify SPANSION in writing of the result of the acceptance testing within such period. FJ may extend such seven-day period to a mutually agreeable period by giving written notice of such extension to SPANSION. No notice of acceptance or rejection within such seven-day period or extended period shall be deemed acceptance of such FJ products by FJ.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated September 19, 2005.

Article 14 (Rejected products)

1.	In the event any FJ products shipped by SPANSION are rejected at the FJ’s acceptance testing due to a cause attributable to SPANSION, SPANSION shall either replace the rejected FJ products with other FJ products or discuss rescheduling or others with FJ.

2.	SPANSION shall accept the rejected products returned by FJ. SPANSION’s obligation hereunder shall not apply to rejected products which are specially accepted by FJ.

3.	In the event SPANSION does not receive the rejected products returned, FJ may return these rejected products at SPANSION’s costs for such return including freight.

4.	SPANSION shall, at its own responsibility and cost, destroy any and all rejected products returned by FJ with the same degree of care it takes with regard to its own products in accordance with the destruction procedure to be mutually agreed upon between the parties.

Article 15 (Special acceptance)

In the event the rejected products are found to be acceptable through additional inspection by FJ and FJ does not require replacements, FJ may accept them as specially accepted products. The sales price of such specially accepted products shall be discussed and determined by both parties.

Article 16 (Risk bearing)

The risk of loss or damages to the FJ products shall be borne by SPANSION in case such loss or damages occur before FJ’s acceptance without FJ’s responsibility, and shall be borne by FJ in case such loss or damages occur after FJ’s acceptance without SPANSION’s responsibility.

Article 17 (Payment)

1.	The amount of money due for FJ products shipped by SPANSION shall be fixed at the completion of SPANSION’s shipment.

2.	FJ shall sum up all the amount due as of the last working day of each month and immediately provide SPANSION in writing with such data by facsimile or mail.

3.	SPANSION shall confirm the data provided in the Article 17.2 above with its own records to see if such data is correct or not. If there are some discrepancies found by SPANSION, SPANSION shall notify FJ in writing of such discrepancy within seven (7) working days after its receipt of data. At that time SPANSION and FJ shall each other refer their documentation for the reconciliation.

4.	No notice of objection from SPANSION within such 7-day period shall be deemed accepted by SPANSION. If SPANSION makes any objection to the documentation after such 7-days and FJ has confirmed it, SPANSION and FJ shall discuss how to settle such objection.

5.	FJ shall make the payment by telegraphic transfer of the amount due for a month and the applicable consumption tax to the bank account designated by SPANSION within **** days after the end of the month in which the applicable shipment occurs.

Article 18 (Masks)

1.	FJ shall lease the mask sets free of charge to SPANSION which SPANSION requests for production and/or evaluation of FJ products and both parties agreed for the necessity.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated September 19, 2005.

2.	SPANSION shall use and maintain the FJ’s mask sets with the same degree of care it takes with regard to its own mask sets.

3.	SPANSION shall notify FJ in writing immediately after the mask sets leased by FJ are damaged or lost or when it find any defects in mask sets (including pericle peeling) and follow any instructions made by FJ. In the event such destruction or damages or defects are not attributable to FJ, SPANSION shall, at its own cost, repair the mask sets or replace with new ones.

4.	SPANSION shall record the delivery in and out and do the inventory check at the end of every half year (end of September and end of March) and report the result to FJ.

5.	FJ and SPANSION shall follow other instructions set forth in Exhibit D.

Article 19 (WIP Compensation)

Both parties agree that FJ shall compensate the WIP in the process line of SPANSION in the event that FJ cancel the purchase order by its own reason. The amount of the compensation shall be calculated as the count of performed mask layer equivalent.

Article 20 (Die Yield Compensation)

1.	In the event that the actual die yield (“Actual Die Yield”) at sort testing of FJ products are lower or higher than the Agreed Die Yield Allowance (“Die Yield Guard Band”) to be agreed by the parties in accordance with Article 8, both parties agree to settle the die yield compensation to be calculated based on the following formula in a manner to be mutually agreed upon by the parties separately from the payment for wafer sales prices.

2.	The compensation shall be calculated and executed in every quarterly basis.

3.	The Die Yield Guard Band shall be agreed by both parties based on the Actual Die Yield of ****, as the higher and lower range as percentage from the Agreed Die Yield in Article 8. The Die Yield Guard Band shall be discussed and agreed by mutual agreement based on the Actual Die Yield by every quarter.

4.	Both parties shall agree on following calculation scheme per each FJ product.

    Actual Good Die Qty / Actual Shipped Wafer Qty / Gross Die per Wafer = Actual Die Yield

(1)	Actual Die Yield > Agreed Die Yield + Die Yield Guard Band

(Actual Die Yield - Agreed Die Yield) / Agreed Die Yield * Wafer Qty * Wafer Price = Yield Compensation from FJ to SPANSION

(2)	Actual Die Yield < Agreed Die Yield + Die Yield Guard Band

(Agreed Die Yield - Actual Die Yield) / Agreed Die Yield * Wafer Qty * Wafer Price = Yield Compensation from SPANSION to FJ

Article 21 (Treatment for automotive applications)

The parties shall follow the rule to be mutually agreed upon for FJ products for automotive applications.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated September 19, 2005.

Article 22 (Quality Control)

1.	SPANSION shall maintain an effective and reasonable Quality Control System ranging from acceptance of purchase orders to services after delivery in a proper manner in order to assure FJ that the products to be manufactured by SPANSION shall conform to the quality criteria to be agreed upon between the parties.

2.	SPANSION shall make a reasonable effort to provide any information regarding its Quality Control System when FJ requests in writing that any such information be provided by FJ.

3.	SPANSION shall keep and maintain the quality records of wafer processing and outgoing test results for each lot for at least **** years after the delivery of such lot to FJ. SPANSION shall provide FJ with such record at FJ’s reasonable request and SPANSION’s consent.

4.	SPANSION shall assign some engineers who are responsible for quality control and shall serve as interface with FJ.

5.	SPANSION and FJ shall periodically hold meetings to exchange or discuss information regarding quality and reliability of FJ products.

6.	SPANSION shall immediately notify FJ in writing whenever SPANSION has reason to believe that the product may not conform to the quality or reliability specifications for products, and both parties agree to discuss and agree on the means to fix the problem.

Article 23 (Warranty)

1.	SPANSION shall ship the FJ products which satisfy the quality requirements of SPANSION under the quality control system as set forth in Article 22.

2.	SPANSION shall warrant that the Product shall be free from defects in material and workmanship under normal use and service for twelve (12) month from the date of acceptance of products by FJ. If, during such 12-month period, any defect is found in the products attributable to SPANSION, FJ shall promptly notify in writing that such defect is found, and SPANSION and FJ shall examine the products in question to determine who is attributable to such defect. When the examination discloses that such defect is attributable to SPANSION, SPANSION shall, at FJ’s option, either fix the defect of products, replace or credit FJ for such defective parts.

3.	In case FJ desires any remedy other than those specified in Article 23.2 above, SPANSION and FJ shall negotiate in good faith such remedy.

4.	In the event any material defect of products attributable to SPANSION is found even after the 12-month period set forth in Article 23.2 above is over, SPANSION and FJ shall discuss and agree on the measures to be taken.

Article 24 (Quality Audit)

1.	FJ shall be allowed to visit SPANSION’s facility for FJ products upon reasonable written notice to SPANSION and SPANSION’s written consent to perform a quality audit for manufacturing facilities of FJ products to confirm the maintenance and improvement of the quality of FJ’s products or respond to its customers’ claims. SPANSION shall allow FJ to inspect the manufacturing process at FJ’s request under SPANSION’s rules or provide FJ with the quality information which FJ may ask SPANSION to disclose.

2.	FJ may make a request to SPANSION to take corrective actions for any critical issue, if any, which is found at the audit by FJ. SPANSION shall take a corrective action when SPANSION accepts to do so and make a written report to FJ on the subsequent effect of such action(s).

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated September 19, 2005.

Article 25 (Assignments)

Neither party shall assign or otherwise transfer to any third party, without the other party’s prior written consent, any of the right and obligations as set forth in this Agreement.

Article 26 (Confidential Information)

1.	Each party shall keep in strict confidence the content of this Agreement, technical information or documentation disclosed and identified as confidential hereunder, trade secret disclosed or acquired hereunder from the other party (“Confidential Information”) and shall not disclose to any third party for five (5) years or more longer period which may be indicated by the disclosing party after the receipt of such Confidential Information. The Confidential Information shall not include the information;

1)	which is publicly known or was already known by the receiving party before receipt from the disclosing party;

2)	which becomes publicly known or available in public after receipt from the disclosing party through no fault of the receiving party;

3)	which is rightfully received by the receiving party from a third party without any duty of confidentiality;

4)	which is disclosed to any third party by the disclosing party without any confidential obligation to such third party;

5)	which is disclosed with the prior written approval of the disclosing party; or

6)	which is independently developed by the receiving party without the use of confidential information of the disclosing party

2.	Each party shall exercise the same degree of care to safeguard the confidentiality of the disclosing party’s Confidential Information as that party exercises to safeguard the confidentiality of its own information of similar nature, and shall use the Confidential Information of the disclosing party only for the purposes of this Agreement, and shall disclose to its employees who have a need-to-know for the performance of this Agreement and shall be responsible for its employees’ compliance with the confidentiality obligations hereunder.

3.	The obligations under this Article shall not prevent the parties from disclosing the Confidential Information to any court or government agency as required by law (provide that the party intending to make such disclosure in such circumstances has given prompt notice to the other party prior to making such disclosure so that such party may seek a protective order or other appropriate remedy prior to such disclosure and cooperate with such other party in seeking such order or remedy.)

Article 27 (Intellectual Property Rights)

When any technology related FJ product is developed jointly by the parties or solely by a party by using the confidential information of the other party in the course of this Agreement, the ownership of and the right to file for any patent or utility model (“Patent) and maskwork rights, copyright, know-how (other IPR) for such technology shall be jointly owned by SPANSION and FJ. The parties agree to cooperate in applying for, prosecuting and maintaining any jointly owned Patent and in protecting jointly owned other IPR and shall equally share the expenses thereof. Each party shall have the right to make, have made, use and sell products and processes using the jointly owned Patent and other IPR and to license without accounting to the other parties unless otherwise mutually agreed upon in writing, except that neither party shall assign its ownership interest in any jointly owned Patents or jointly owned other IPR to a third party without the consent of and without accounting to the other party.

Notwithstanding the foregoing, where any technology related to FJ product is developed independently by a party without use of the Confidential Information of the other party in the course of this Agreement, the ownership and the right to file for a Patent shall rest solely with the party developing such technology. All other IPR in such technology shall be owned jointly by the parties. Any Patent to be solely owned by either party shall be licensed each other pursuant to certain Patent Cross License Agreement between FJ and SPANSION LLC, parent company of SPANSION, dated June 30, 2003.

Article 28 (Indemnification)

1.	Any claim by a third party of infringement of its intellectual property rights with respect to the Products hereunder brought against either party shall be settled as follows;

(1)	A party who is responsible for the cause of such claim shall, at its own cost, defense and settle the claim.

(2)	In the event that the cause of such claim is found to be attributable to the other party, one party shall promptly notify of such the other party of such claim and such the other party shall, at its own cost, shall defense and settle such claim, provided, however, that, such one party shall give the other party the right to control and direct the defense and settlement of such claim. If the third party dose not desire to settle with such the other party and such the other party cannot settle the claim, such one party shall defend and settle such claim. In such event, such one party shall be entitled to claim the reimbursement for any liabilities or damages it has suffered in such defense or settlement against the other party. The parties shall negotiate in good faith and agree on the scope of liabilities and damages and ways of reimbursement.

(3)	In the event it is not clear which party is responsible for such claim, the parties shall cooperate each other in the defense and settlement. The parties shall discuss in good faith and agree on how to share the cost for such defense or settlement.

Article 29 (Limitation of Liability)

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR INDIVIDUAL SALES CONTRACT OR PRODUCTS PROVIDED PURSUANT TO THIS AGREEMENT.

Article 30 (Discontinuation of the products)

If SPANSION desires to discontinue to produce any of FJ products or certain manufacturing process for FJ products, SPANSION shall notify FJ in writing of such desire **** prior to such discontinuation and, if agreed by FJ, discuss with FJ details of such discontinuation.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated September 19, 2005.

Article 31 (Termination)

1.	Either party may terminate this Agreement or any individual sales contract, in whole or in part, immediately without any notice to the other party in the event the other party is in material breach of this Agreement and fails to cure the breach within a reasonable period of time after written notice of the breach to the other party. The other party so terminated shall accept the termination and pay any amount due to such terminating party.

2.	Either party may terminate any individual sales contract, in whole or in part, provided that the terminating party shall be responsible for all the cost or damages incurred by the other party. Such costs and damages shall be discussed and agreed between the parties.

Article 32 (Term of this Agreement and effect of termination)

1.	This Agreement shall become effective when executed by the parties and shall continue in full force and effect for three (3) years thereafter, and shall be automatically extended for one (1) year period after the end of the initial term or any extended term, unless either party hereto gives to the other party a written notice not to extend this Agreement at least two (2) years prior to the end of such initial term or any extended term of this Agreement. Both parties hereto may terminate this Agreement at any time for the purpose of mutual benefit upon the mutual agreement before the initial term or any extended term of this Agreement.

2.	When this Agreement is terminated in accordance with Article 32.1 above, any effective individual sales contract at the time of termination shall continue to be effective and this Agreement shall govern such purchase order until it expires. SPANSION may utilize the Confidential Information of FJ to the extent it is required for SPANSION to fulfill its obligations under such individual sales contracts. Disposition of Confidential Information of FJ when such individual sales contracts expire shall be subject to the following section.

3.	Upon termination or cancellation of this Agreement, each party agrees, at the other party’s option, to return or destroy with written certificate of such destruction all the Confidential Information of the other party including copies or extracts thereof within thirty (30) days after the termination or cancellation.

4.	The provisions of Articles 12, 17, 19, 22, 23, 25, 26, 27, 28 and 32 shall survive the termination or cancellation of this Agreement.

Article 33 (Settlement of Dispute)

Each party shall make reasonable efforts to amicably resolve through mutual agreement all disputes, controversies or differences of opinion which may arise between the parties, out of, or in connection with this Agreement.

Article 34 (Working Days)

Working Days shall mean the days when the banks are open for businesses in Japan.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date as below.

As of March 31, 2005

FUJITSU LIMITED		SPANSION JAPAN LIMITED

By:	/s/ Koichi Ishizaka	By:	/s/ Shinji Suzuki
Name:	Koichi Ishizaka	Name:	Shinji Suzuki
Title:	Group Executive Vice President,	Title:	President
Electronic Devices Group